Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Gerald T. Mulligan
President & CEO (978) 725-7555
LSB Corporation Announces Fourth Quarter and Annual 2008 Financial Results,
Quarterly Cash Dividend, Net Interest Income Up 10% Over Prior Year
NORTH ANDOVER, MA, — (MARKET WIRE) – January 29, 2009 – LSB Corporation (NASDAQ-LSBX) (the “Company”) today announced fourth quarter 2008 net income of $3.7 million, or $0.82 per diluted share, as compared to net income of $1.1 million, or $0.24 per diluted share, for the fourth quarter of 2007. For the twelve months ended December 31, 2008, the Company announced a net loss of $2.7 million, or $(0.61) per diluted share, as compared to net income of $3.7 million, or $0.81 per diluted share for the year ended December 31, 2007.
The largest factor in both the quarter and the annual results were the other-than-temporary impairment write-downs of investments in Fannie Mae and Freddie Mac preferred stock, the value of which was adversely affected by events surrounding the September 7, 2008 appointment of a conservator for Fannie Mae and Freddie Mac. An impairment of $9.4 million was taken in the third quarter of 2008 with a further impairment charge of $722,000 taken in the fourth quarter of 2008. This fourth quarter impairment charge leaves the Fannie Mae and Freddie Mac investments at minimal values, reducing the likelihood of further write-downs of these investments into 2010. In total, these non-cash impairment charges reduced earnings by $10.1 million on a pre-tax basis, or $(2.25) per diluted share, for the year ended December 31, 2008. On October 3, 2008, the Emergency Economic Stabilization Act (“EESA”) was enacted with a provision permitting banks to recognize losses related to Fannie Mae and Freddie Mac preferred stock as ordinary losses. Accordingly, the Company recognized tax benefits in the fourth quarter of 2008 of $3.5 million, or $0.79 per diluted share, related to the Company’s other-than-temporary non-cash impairment charges that were recognized on the Fannie Mae and Freddie Mac preferred stock during the quarters ended September 30, 2008 and December 31, 2008. On an after-tax basis, these non-cash impairment charges reduced 2008 earnings by a total of $6.6 million, or $(1.46) per diluted share.
Excluding the non-cash impairment charges and the related tax benefits on the Fannie Mae and Freddie Mac preferred stock reflected in the GAAP results above, the Company would have recorded net income of $852,000, or $0.19 per diluted share, for the quarter ended December 31, 2008, and net income of $3.8 million, or $0.86 per diluted share, for the twelve months ended December 31, 2008. This compares favorably to the normalized earnings in the fourth quarter and twelve months ended December 31, 2007 of $847,000 or $0.19 per diluted share, and $3.3 million, or $0.71 per diluted share, respectively, excluding the settlement gains on the pension plan recognized in that period. The normalized non-GAAP annual net income for 2008 reflects a 17.9% improvement over the comparable, normalized non-GAAP 2007 results.
President and CEO Gerald T. Mulligan stated, “The impairment charges on the preferred shares of Fannie Mae and Freddie Mac mask an otherwise encouraging continuation of earnings, deposit and loan growth over the previous year. Retail deposits grew by $59.2 million and loans by $94.5 million during 2008. Our decision to participate in the U.S. Treasury’s Capital Purchase Program (“CPP”) reflects our willingness, and the U. S. Treasury’s confidence in us, to grow the loan portfolio by meeting the credit needs of our local, credit-worthy customers. Normalized, non-GAAP net income in 2008 increased by 17.9%, or $583,000, over the prior year. In light of the continuing national concern over bank credit quality, I am pleased with the low level of non-performing loans of $2.6 million or less than 0.58% of total loans. In addition to avoiding expenses inherent in any credit deterioration, our challenge will be to maintain, or even increase, our net interest margin in light of the exceptionally low interest rate environment and the fierce competition for retail deposits.”
The largest factors responsible for the increased normalized non-GAAP quarterly results for 2008 were the 22.5% growth in total assets since December 31, 2007, the corresponding increase in net interest income of $448,000 and a gain in productivity as reflected in the better efficiency ratio for the Company. The improvement in the normalized non-GAAP results for the year ended December 31, 2008 was attributable to an increase in net interest income of $1.5 million, an increase in other non-interest income of $194,000 and a decrease in salaries and benefits expense of $130,000. These factors more than offset the effects of the decline in the Company’s net interest margin and the increase in the provision for loan losses.
The Company recorded a provision for loan losses of $450,000 in the fourth quarter of 2008 as compared to $180,000 recorded for the fourth quarter of 2007. The increase in the provision for loan losses in 2008 is primarily due to the continued and sustained corporate and retail loan growth coupled with a slight increase in non-performing loans over 2007 levels. Annual net loan charge-offs as a percentage of average loans totaled 5 basis points for 2008 as compared to 4 basis points for 2007.
The Company’s net interest margin decreased to 2.50% for the twelve months ended December 31, 2008 from 2.72% for the twelve months ended December 31, 2007. The decrease in the net interest margin is caused by assets repricing lower more quickly than liabilities as the general level of interest rates fall. This downward pressure on margins has been offset in part by a shift in the mix of assets as higher yielding loans replace investments.
Total assets increased by $139.7 million from December 31, 2007 to $761.3 million as of December 31, 2008. The 2008 increase reflected both sustained, local loan growth and an increase in the investment portfolio.

As of December 31, 2008, loans totaled $452.6 million, an increase of $94.5 million from December 31, 2007. The corporate loan portfolio increased by $64.2 million while the retail loan portfolio increased by $30.3 million over the same period.
As of December 31, 2008, non-performing loans totaled $2.6 million as compared to $1.5 million as of December 31, 2007. The allowance for loan losses in total and as a proportion of total loans, equaled $5.9 million and 1.30% as of December 31, 2008, respectively, as compared to $4.8 million and 1.34%, respectively, as of December 31, 2007. Other real estate owned totaled $120,000 and $0 as of December 31, 2008 and December 31, 2007, respectively. Total loan delinquencies under 90 days as of December 31, 2008, totaled less than $500,000.
Total deposits of $408.7 million as of December 31, 2008, increased $86.6 million, or 26.9%, from December 31, 2007. The Bank’s focus on attracting and retaining core deposits has produced favorable results in 2008. Money market and savings accounts increased by $29.8 million during 2008 and certificates of deposit increased by $58.7 million, of which $27.4 million came from increased brokered certificates of deposit, over the same period. Total borrowed funds increased during 2008 by $41.1 million or 17.5% and totaled $276.5 million as of December 31, 2008. The increase in total borrowed funds and deposits was used to support the Company’s balance sheet growth.
The Company also announced today a quarterly cash dividend of $0.15 per share to be paid on February 19, 2009 to common stock shareholders of record as of February 5, 2009. This dividend represents a 7.95% annualized dividend yield based on the closing stock price of $7.55 on January 28, 2009.
Under the previously approved common stock repurchase program, the Company repurchased 154,976 shares, or approximately 3% of the Company’s outstanding common stock, at an average cost of $16.12 per share, between April 26, 2007 and June 30, 2008. As a result of the other-than-temporary impairment charges recorded during 2008, the Company suspended its stock repurchase program and is not permitted to reinstate the repurchase program while the U. S. Treasury’s $15 million preferred stock investment is outstanding. There were no stock repurchases during the fourth quarter of 2008. The Company and the Bank continue to be “well-capitalized” under all applicable regulatory measures at December 31, 2008.
Press releases and SEC filings can be viewed on the internet at our website www.RiverBk.com/press-main.html or www.RiverBk.com/stockholder-info.html, respectively.
LSB Corporation is a Massachusetts corporation that conducts all of its operations through its sole subsidiary, River Bank (the “Bank”). The Bank offers a range of commercial and consumer loan and deposit products and is headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of Boston. River Bank operates 5 full-service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 1 full-service banking office in Salem, New Hampshire. The Bank opened its new full-service banking office in Derry, New Hampshire in January 2009.
The reader is cautioned that this press release may contain certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are expressions of management’s expectations as of the date of this press release regarding future events or trends and which do not relate to historical matters. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, changes in real estate valuations, general economic conditions (either nationally or regionally), regulatory considerations and competition. For more information about these factors, please see our recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. As a result of such risk factors and uncertainties, the Company’s actual results may differ materially from such forward-looking statements. The Company does not undertake and specifically disclaims any obligation to publicly release updates or revisions to any such forward-looking statements as a result of new information, future events or otherwise.
This press release also contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in both 2008 and 2007 as indicated in the table below. In an effort to provide investors with information regarding the Company’s results, the Company has disclosed the following non-GAAP information, which management believes provides useful information to the investor. This information should not be viewed as a substitute for operating results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP information which may be presented by other companies.

LSB Corporation
Select Financial Data
(unaudited)

	Three months ended		Twelve months ended
(For the periods ended)	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007

Performance ratios (annualized):
Efficiency ratio	63.08%	65.84%	62.54%	67.00%
Return (loss) on average assets	1.96%	0.70%	(0.39)%	0.64%
Return (loss) on average stockholders equity	26.08%	7.29%	(4.63)%	6.35%
Net interest margin	2.39%	2.58%	2.50%	2.72%
Interest rate spread (int. bearing only)	2.09%	2.09%	2.14%	2.19%

Dividends paid per share during period	$0.15	$0.14	$0.58	$0.56

(At)		Dec. 31, 2008	Dec. 31, 2007
	“Well Capitalized”
	Minimums
Capital Ratios:
Stockholders’ equity to total assets	N/A	9.48%	9.70%
RiverBank Tier 1 leverage ratio	5.0%	8.18%	9.49%

Risk-Based Capital Ratio:
LSB Corporation Tier 1 risk-based	6.0%	13.30%	13.45%
RiverBank Tier 1 risk-based	6.0%	11.83%	13.14%
RiverBank total risk-based	10.0%	12.97%	14.22%

Asset Quality:
Allowance for loan losses as a percent of total loans		1.30%	1.34%
Allowance as a percent of non-performing loans		225.83%	315.82%
Non-performing loans as a percent of total loans		0.58%	0.43%
Non-performing assets as a percent of total assets		0.34%	0.24%

Per Share Data:
Book value per share		$16.14	$13.35
Tangible book value per share, including, at liquidation value, shares of fixed rate cumulative perpetual preferred stock, Series B, liquidation preference $1,000 per share (the “Preferred Stock”) (excludes accumulated other comp. income or loss)		$15.40	$13.26
Tangible book value per share (excluding liquidation value of Preferred Stock)		$12.04	$13.26
Reconciliation Table - Non-GAAP Financial Information
(unaudited)
(Dollars in thousands, except per share data)

	Three months ended		Twelve months ended
(For the periods ended)	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007

Net income (loss) per GAAP	$3,668	$1,090	$(2,723)	$3,718
Add: Impairment of investments, net of tax	(2,816)	—	6,567	—
Less: Settlement gains on pension, net of tax	—	(243)	—	(457)

Normalized net income (non-GAAP)	$852	$847	$3,844	$3,261

Diluted normalized earnings per share	$0.19	$0.19	$0.86	$0.71

Return on average assets, normalized	0.46%	0.55%	0.55%	0.56%
Return on average equity, normalized	6.06%	5.67%	6.54%	5.57%

LSB CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(unaudited)

(At)	Dec. 31, 2008	Dec. 31, 2007

Residential mortgage loans	$109,276	$79,743
Home equity lines and loans	23,972	23,046
Consumer loans	831	1,007

Total retail loans	134,079	103,796

Construction loans	61,769	47,885
Commercial real estate loans	222,977	177,968
Commercial loans	33,796	28,464

Total corporate loans	318,542	254,317

Total loans	452,621	358,113

Allowance for loan losses	(5,885)	(4,810)

Investments available for sale	264,561	230,596
FHLB stock	11,825	10,185

Total investments	276,386	240,781

Federal funds sold	6,469	56
Other assets	31,733	27,511

Total assets	$761,324	$621,651

NOW accounts	$17,239	$17,877
Demand deposit accounts	27,546	28,851
Savings accounts	56,251	28,452
Money market accounts	76,603	74,621

Core deposits	177,639	149,801

Brokered certificates of deposit	32,819	5,461
Certificates of deposit	198,205	166,821

Term deposits	231,024	172,282

Total deposits	408,663	322,083

FHLBB long-term advances	219,228	202,378
Wholesale repurchase agreements	40,000	25,000

Total long-term borrowed funds	259,228	227,378

FHLBB Ideal Way advances	—	800
FHLBB short-term advances	11,000	—
Customer repurchase agreements	6,262	7,173

Total short-term borrowed funds	17,262	7,973

Total borrowed funds	276,490	235,351

Other liabilities	4,029	3,919

Total liabilities	689,182	561,353

Total stockholders’ equity	72,142	60,298

Total liabilities and stockholders’ equity	$761,324	$621,651

LSB CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(unaudited)

	Three months ended		Twelve months ended
(For the periods ended)	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007

Interest income	$9,988	$9,304	$38,755	$35,008
Interest expense	5,668	5,432	21,880	19,681

Net interest income	4,320	3,872	16,875	15,327
Provision for loan losses	450	180	1,285	645

Net interest income after provision for loan losses	3,870	3,692	15,590	14,682
Impairment of investments	(722)	—	(10,105)	—
Settlement gains on pension	—	405	—	762
Other non-interest income	577	566	2,116	1,922
Salary & employee benefits expense	1,744	1,739	6,706	6,836
Other non-interest expense	1,345	1,183	5,170	4,721

Total non-interest expense	3,089	2,922	11,876	11,557
Net income (loss) before income taxes	636	1,741	(4,275)	5,809
Income tax expense (benefit)	(3,032)	651	(1,552)	2,091

Net income (loss)	$3,668	$1,090	$(2,723)	$3,718

Basic earnings (loss) per share	$0.82	$0.24	$(0.61)	$0.81
Diluted earnings (loss) per share	$0.82	$0.24	$(0.61)	$0.81

End of period shares outstanding	4,470,941	4,516,561	4,470,941	4,516,561

Average shares outstanding:

Basic	4,464,332	4,527,750	4,468,484	4,575,197

Diluted	4,468,708	4,553,121	4,484,550	4,602,706